Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

November 3, 2005

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

EXECUTIVE VICE PRESIDENT

IMPERIAL INDUSTRIES, INC. ANNOUNCES

PRELIMINARY HURRICANE WILMA DAMAGE ASSESSMENT

AND UPDATE OF HURRICANE KATRINA DAMAGE ASSESSMENT

POMPANO BEACH, FL - Imperial Industries, Inc. (Nasdaq CM: “IPII”) (the “Company”) today announced that it has completed a preliminary assessment of the physical condition of all of its facilities within the path of Hurricane Wilma, which hit South Florida on October 24, 2005. The Company currently operates 3 manufacturing and 12 distribution facilities in the Southeastern United States. Of the Company’s facilities, only the Pompano Beach facility located in Broward County, Florida was impacted by Hurricane Wilma. The Pompano Beach facility manufactures roof tile mortar for the Company’s Premix-Marbletite subsidiary. It is also the location for the Company’s corporate headquarters.

Although the facility only suffered minimal physical damage, the facility was without power from October 24, 2005 until it was restored on November 2, 2005. During the power interruption period, the Company was able to secure generators to restore power sufficient for the corporate headquarters staff. However, the Company was not able to conduct manufacturing operations at this facility until full power was restored. During the period without power, the products normally manufactured at the Pompano Beach facility were produced at the Company’s Winter Springs (Metropolitan Orlando area), Florida facility. Upon resumption of power, manufacturing of such products reverted back to Pompano Beach.

While production and sales were reduced during the power interruption period, now that power has been restored, the Company believes that the Pompano Beach facility will materially benefit from the needed repairs to the many damaged cement tile roofs in the South Florida area.

In other news, the Company is pleased to report that its distribution facility in Gulfport, Mississippi, which was impacted by Hurricane Katrina on August 29, 2005, was able to reopen and sell products within approximately one week following that storm. In addition, the subsequent construction repairs to damaged property throughout the Gulf Coast area has had, and will continue to have for the near future, a major positive effect on product demand and sales at the facility. Repairs to the one damaged building at the facility are expected to be completed shortly.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the states of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as stucco, gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” sections of the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission (“SEC”).